Exhibit 99.1

Revelation Biosciences Inc. Announces FDA Acceptance of Gemini IND

-Phase 1b Study in CKD Patients to begin early 2025-

San Diego, CA – December 2, 2024 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the treatment of disease, announced today that the United States Food and Drug Administration (FDA) has accepted its investigational new drug (IND) application for Gemini. This game changing milestone allows the Company to initiate its US based Phase 1b clinical study to evaluate the potential of Gemini as a preconditioning treatment in patients with chronic kidney disease (CKD).

The multi-site, placebo-controlled Phase 1b clinical study will enroll up to 40 subjects in up to 5 cohorts. The primary endpoint is evaluation of the safety and tolerability of a single dose of Gemini in patients with CKD. Secondary and exploratory endpoints will assess the pharmacokinetics, and the potential of Gemini to mobilize and attenuate the innate immune response to stress by measuring several predictive biomarkers of efficacy.

Positive data from the Phase 1b study will enable a Phase 2 study of Gemini as a preconditioning treatment in patients with CKD to reduce the incidence, duration, and severity of acute kidney injury (AKI) in patients undergoing coronary artery bypass graft (CABG) and/or cardiac valve surgery.

“We are proud to receive acceptance of our IND for Gemini, marking our most important milestone to date for Revelation,” said James Rolke, Chief Executive Officer of Revelation. “By leveraging the unique properties of trained immunity, we are exploring new ways to improve patient outcomes. We will continue to move swiftly to initiate our Phase 1b clinical study in the near future.”

For more information on Revelation, please visit www.RevBiosciences.com.

About Gemini

Gemini is an intravenously administrated, proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®) that reduces the damage associated with inflammation by reprograming the innate immune system to respond to stress (surgery, trauma, infection, etc.) in an attenuated manner. Revelation has conducted multiple preclinical studies demonstrating the therapeutic potential of Gemini in the target indications. Earlier this year Revelation announced positive Phase 1 clinical data for intravenous treatment with Gemini. The primary safety endpoint was met in the Phase 1 study, and results demonstrated statistically significant pharmacodynamic activity as observed through expected changes in multiple biomarkers including upregulation of IL-10.

Gemini is being developed for multiple indications including as a pretreatment to prevent or reduce the severity and duration of acute kidney injury (GEMINI-AKI program), and as pretreatment to prevent or reduce the severity and duration of post-surgical infection (GEMINI-PSI program). In addition, Gemini has potential as a treatment to stop or slow the progression of chronic kidney disease (GEMINI-CKD program).

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for acute kidney injury, as a prevention for post-surgical infection, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com